PRESS RELEASE
October 17, 2008
For Immediate Release


For Further Information Contact:          Barry E. Backhaus
                                          President and Chief Executive Officer
                                          First Federal Bankshares, Inc.
                                          329 Pierce Street, P.O. Box 897
                                          Sioux City, IA  51102
                                          712.277.0222

         FIRST FEDERAL BANKSHARES, INC. ANNOUNCES FAILURE TO TIMELY FILE
            FORM 10K AND RECEIVES NASDAQ STAFF DETERMINATION LETTER

     Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq Global Market: FFSX), the parent company of Vantus Bank, announced that on October 14, 2008, the Company failed to timely file its Form 10-K for the fiscal year ended June 30, 2008. The Company had previously filed Form 12b-25 on September 30, 2008 to extend the date for filing the Form 10-K to October 14, 2008.

     The continued delay in filing the Form 10-K is due to additional time needed by the Company to assess potential other-than-temporary impairment losses related to certain assets, including certain illiquid investment securities whose investment rating has recently been downgraded, in light of the clarifications on fair value accounting issued on September 30, 2008 by the Office of the Chief Accountant of the Securities and Exchange Commission and the staff of the Financial Accounting Standards Board ("FASB"), and in light of notice of proposed FASB staff position on FASB Statement No. 157, issued on October 10, 2008.

     The Company intends to file the Form 10-K immediately following the completion of its assessment.

     The Company also announced that it has received a Nasdaq Staff Determination letter dated October 15, 2008 notifying the Company that, because of the Company's failure to timely file its Form 10-K, the Company has not complied with Nasdaq Marketplace Rule 4310(c)(14). Consequently, trading in the Company's common stock is subject to suspension at the opening of business on October 24, 2008 and the common stock is subject to delisting unless the Company requests an appeal that addresses the Company's plan to come into compliance with the Nasdaq Marketplace Rules. The Company intends to appeal the staff's determination and to request a hearing to address its plan for regaining compliance with the Nasdaq Marketplace Rules. Under the Nasdaq rules, a request for a hearing stays the delisting action pending the issuance of a written determination by the Listing Qualifications Panel. The Company expects to regain compliance with the Nasdaq Marketplace Rules.